Exhibit 4.6

AMENDMENT NO. 5
TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 5 TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of December 23, 2010 (this “Amendment”), among InfoLogix, Inc., a Delaware corporation (“Parent Borrower”), InfoLogix Systems Corporation, a Delaware corporation (“ISC”), Embedded Technologies, LLC, a Delaware limited liability company (“Embedded”), Opt Acquisition LLC, a Pennsylvania limited liability company (“Opt”), and InfoLogix—DDMS, Inc., a Delaware corporation (“DDMS”) (Parent Borrower, ISC, Embedded, Opt and DDMS are each referred to herein as a “Borrower” and collectively as “Borrowers”) and Hercules Technology Growth Capital, Inc., a Maryland corporation (“Lender”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in (a) the Loan Agreement referred to below or (b) in the event that such terms are not defined in the Loan Agreement, the Loan Documents (as defined in the Loan Agreement).

RECITALS

WHEREAS, on November 20, 2009, Borrowers and Lender entered into that certain Amended and Restated Loan and Security Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), pursuant to which, subject to the terms and conditions set forth therein, Lender made advances and other extensions of credit available to Borrowers;

WHEREAS, Events of Default exist under (a) Section 9.1 and Section 9.2 of the Loan Agreement as a result of a breach of Section 2.1(c) and Section 2.6(a)(i) of the Loan Agreement, (b) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(d) of the Loan Agreement for the month of February 2010, March 2010, April 2010, May 2010, July 2010, August 2010, September 2010, October 2010, November 2010 and December 2010, (c) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(a) of the Loan Agreement for the Three Month Measurement Period ending December 2009, January 2010, February 2010, March 2010, April 2010, May 2010, June 2010, July 2010, August 2010, September 2010, October 2010 and November 2010, (d) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(b) of the Loan Agreement for the Twelve Month Measurement Period ending June 30, 2010 and September 30, 2010 and (e) Section 9.2 of the Loan Agreement as a result of a breach of Section 7.20(c) of the Loan Agreement for the Twelve Month Measurement Period ending June 30, 2010 and September 30, 2010; such Events of Default described in clauses (a), (b), (c), (d) and (e) are herein referred to as the “Specified Events of Default”;

WHEREAS, pursuant to Section 4.3 of that certain Purchase and Sale Agreement dated as of December 15, 2010 (the “Purchase and Sale Agreement”), by and among Stanley Black & Decker, Inc. (“Stanley”), the Lender and Hercules Technology I, LLC, the Lender agreed with Stanley to make Overadvances to the Borrowers, upon the Borrowers’ request, in an amount not to exceed $1,100,000;

WHEREAS, pursuant to Section 4.3 of the Purchase and Sale Agreement, the Lender made, on December 16, 2010, an Overadvance to the Borrowers in the amount of $600,000, thereby reducing the amount of Overadvances required to be made under Section 4.3 of the Purchase and Sale Agreement to $500,000; and

WHEREAS, in connection with the Purchase and Sale Agreement and such additional Overadvances, the Borrowers and the Lender have agreed to amend certain terms and provisions of the Loan Agreement, as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

§1.          Amendments to Loan Agreement.  The Loan Agreement is hereby amended as follows:

(a)           The Loan Agreement is hereby amended by deleting clause (iii) of paragraph E contained in the Recitals and substituting in lieu thereof the following:

“(iii) a revolving facility (the “Revolving Loan”) in an aggregate principal of $12,317,322 (the “Revolving Loan Commitment”)”.

(b)           Section 1.1 of the Loan Agreement is hereby amended by deleting the amount “12,000,000” contained in the definition of “Maximum Revolving Loan Amount” and substituting in lieu thereof the amount “12,317,322”.

(c)           Section 2.1(c) of the Loan Agreement is hereby amended by deleting the text “Revolving Loan Maximum Amount” contained therein and substituting in lieu thereof the text “Maximum Revolving Loan Amount”.

§2.          Ratification of Loan Documents, Etc.  Each Borrower hereby adopts again, ratifies and confirms in all respects, as its own act and deed: (i) each of the Loan Agreement and the other Loan Documents to which such Borrower is a party; (ii) the grant of a security interest under the Loan Agreement and the other Loan Documents in the Collateral, together with any and all UCC financing statements, United States Patent and Trademark Office recordings, United States Copyright Office recordings, and other instruments or documents previously executed in connection therewith to create, evidence, perfect or preserve the priority of such security interest and Lien in favor of Lender; (iii) each of the other instruments or documents delivered in connection with the Loan Agreement or any of the Loan Documents and purported to be executed by it and acknowledges that all of the foregoing Loan Documents and other instruments, documents, filings and recordings shall continue in full force and effect.  Each pledgor under a Pledge Agreement hereby adopts again, ratifies and confirms in all respects, as its own act and deed, each pledge granted by such pledgor thereunder. By its signature below, each Borrower hereby consents to this Amendment, and after taking into account this Amendment, acknowledges that this Amendment shall not alter, release, discharge or otherwise affect any of its obligations under any Loan Document under which such Borrower acts as a secondary obligor, if any.  The Borrowers hereby acknowledge and agree that the principal amount of Overadvances outstanding on the date hereof is $8,759,890.

§3.          Representations and Warranties.  Each Borrower hereby represents and warrants to Lender as follows:

(a)           The execution and delivery of this Amendment and the performance of the Loan Agreement, as amended by this Amendment, by the Borrowers and the transactions contemplated hereby (i) are within the corporate or company authority of each Borrower, as applicable, (ii) have been duly authorized by all necessary corporate and company proceedings, as applicable, (iii) do not and will not contravene with (A) any provision of law, statute, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Borrower or any of its Subsidiaries or (B) such Borrower’s certificate or articles of incorporation or formation, other charter documents, by-laws or limited liability company agreements, other company agreements, or any stock or membership provision or any amendment thereof or (C) the provisions of any contract or agreement binding upon such Borrower.

(b)           The execution and delivery of this Amendment and performance of the Loan Agreement, as amended by this Amendment, by the Borrowers and the transactions contemplated hereby are valid and legally binding obligations of each Borrower, enforceable against each such Borrower in accordance with the respective terms and provisions hereof.

(c)           No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or subdivision thereof, is required to be obtained in connection with the execution and delivery of this Amendment, the performance by Borrowers and their Subsidiaries of their obligations under this Amendment and the Loan Agreement as amended hereby or the legality, validity, binding effect or enforceability of any of the Loan Documents.

§4.          Conditions to Effectiveness.  This Amendment shall become effective as of the date first written above upon the receipt by Lender of each of the following items:

(a)           Lender shall have received a duly executed copy of this Amendment by Borrowers.

(b)           Lender shall have received an Amended and Restated Revolving Note duly executed by Borrowers.

(c)           Lender shall have received copies, certified by the Secretary or Assistant Secretary (or the equivalent thereof) of each Borrower, in each case, of its certificate of incorporation or formation, as applicable (each certified by the Secretary of State of the State of such Borrower’s incorporation or formation, as applicable, as of a recent date), its by-laws or limited liability company agreement, as applicable, (or, to the extent that there have been no amendments or modifications to such documents since the date such documents were last delivered to Lender, and such documents remain in full force and effect, Lender shall have received a certification with respect thereto), its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Borrower is a party, the incumbency of its officers authorized to sign the Loan Documents, which shall identify by name and title and bear the signatures of the authorized officers and any other officers of such Borrower authorized to sign the Loan Documents to which such Borrower is a party (or, to the extent that the authorized officers of the applicable Person remains the same as the certification received as of the Closing Date, Lender shall have received a certification with respect thereto), which such documents shall be in form and substance reasonably satisfactory to Lender and upon which certificate Lender shall be entitled to rely until informed of any change in writing by such Borrower.

§5.          Effect of Amendment.  Except as expressly set forth herein, this Amendment does not constitute an amendment of any term or condition of the Loan Agreement or any other Loan Document, and all such terms and conditions shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Nothing contained in this Amendment shall be construed to imply a willingness on the part of Lender to grant any similar or other future amendments of any of the terms and conditions of the Loan Agreement or the other Loan Documents.  Nothing contained in this Amendment shall in any way prejudice, impair or otherwise adversely affect any rights or remedies of Lender under the Loan Agreement, as amended, or any other Loan Document generally and specifically in respect of the Specified Events of Default . Nothing contained in this Amendment shall be construed to constitute a waiver or forbearance of the Specified Events of Default, which shall continue to exist following the effectiveness of this Amendment and for which Lender shall continue to have all rights and remedies of Lender under the Loan Documents in respect thereof.  This Amendment shall constitute a Loan Document.

§6.          Release.  Each Borrower, on behalf of itself and its affiliates, and its or their successors, assigns and agents, hereby expressly forever waives, releases and discharges any and all claims (including, without limitation, cross-claims, counterclaims, and rights of setoff and recoupment), causes of action (whether direct or derivative in nature), demands, suits, costs, liabilities, responsibilities, disputes, obligations, expenses and damages (collectively, the “Claims”) any of them may have or allege to have as of the date of this Amendment (and all defenses that may arise out of any of the foregoing) of any nature, description, or kind whatsoever, based in whole or in part on facts, whether actual, contingent or otherwise, now known, unknown, or subsequently discovered, whether arising in law, at equity or otherwise, against either Lender or Holder, or any of their respective subsidiaries, affiliates, agents, principals, managers, managing members, members, stockholders, “controlling persons” (within the meaning of the United States federal securities laws), directors, officers, employees, attorneys, consultants, advisors, agents, trusts, trustors, beneficiaries, heirs, executors and administrators of each of the foregoing (collectively, the “Released Parties”) arising out of the Existing Agreement, the Existing Loan Documents, the Existing Warrant Agreement, the Loan Agreement, the Loan Documents and any or all of the actions and transactions contemplated hereby or thereby, including any actual or alleged performance or non-performance of any of the Released Parties under the Existing Agreement, the Existing Loan Documents, the Existing Warrant Agreement, the Loan Agreement and the Loan Documents; provided that nothing in this Amendment shall be deemed to release Lender from any of its obligations under the Loan Agreement or Holder from any of its obligations under the Existing Warrant Agreement.  Each Borrower hereby acknowledges that the agreements in this Section 6 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Claims.  In entering into this Amendment, each Borrower expressly disclaims any reliance on any representations, acts, or omissions by any of the Released Parties and hereby agrees and acknowledges that the validity and effectiveness of the releases set forth above does not depend in any way on any such representation, acts and/or omissions or the accuracy, completeness, or validity thereof.  The provisions of this Section 6 shall survive (i) the entry into the Loan Agreement and the Loan Documents, the payment in full of all Secured Obligations of Borrowers under or in respect of the Loan Agreement and the other Loan Documents and all other amounts owing thereunder and the termination of all such Loan Documents and (ii) the exercise by Holder of any and all of its rights under the Existing Warrant Agreement.

§7.          Miscellaneous.

(a)           Governing Law. This Amendment has been negotiated and delivered to Lender in the State of California, and shall have been accepted by Lender in the State of California.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(b)           Consent to Jurisdiction and Venue.  All judicial proceedings (to the extent that the reference requirement of Section 7(c) is not applicable) arising in or under or related to this Amendment may be brought in any state or federal court located in the State of California.  By execution and delivery of this Amendment, each party hereto generally and unconditionally: (a)

consents to nonexclusive personal jurisdiction in Santa Clara County, State of California; (b) waives any objection as to jurisdiction or venue in Santa Clara County, State of California; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Amendment.  Service of process on any party hereto in any action arising out of or relating to this Amendment shall be effective if given in accordance with the requirements for notice set forth in Section 11.2 of the Loan Agreement, and shall be deemed effective and received as set forth in Section 11.2 of the Loan Agreement. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(c)           Mutual Waiver of Jury Trial / Judicial Reference.

(i)            Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws.  EACH BORROWER AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “SECTION 7 CLAIMS”) ASSERTED BY ANY BORROWER AGAINST LENDER OR ITS ASSIGNEE OR BY LENDER OR ITS ASSIGNEE AGAINST ANY BORROWER. This waiver extends to all such Section 7 Claims, including Section 7 Claims that involve Persons other than Borrowers and Lender; Section 7 Claims that arise out of or are in any way connected to the relationship between any Borrower and Lender; and any Section 7 Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Amendment.

(ii)           If the waiver of jury trial set forth in Section 7(c)(i) is ineffective or unenforceable, the parties agree that all Section 7 Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California.  Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding.

(iii)          In the event Section 7 Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 7(b), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Section 7 Claims are otherwise subject to resolution by judicial reference.

(d)           Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic methods shall be effective as delivery of a manually executed counterpart of this Amendment.

(e)           Payment of Fees. Subject to the restrictions contained in the Purchase and Sale Agreement, each Borrower hereby agrees to pay Lender, on demand by Lender, all Lender Expenses and all other professional fees set forth in Section 11.11 of the Loan Agreement.

(f)            Purchase and Sale Agreement.  Borrower and Lender each acknowledge and agree that this Amendment and the Amended and Restated Revolving Note referenced in §4 of this Amendment are Additional Documents and are also Seller Documents (as each such term is defined in the Purchase and Sale Agreement) and are subject to the terms, provisions and restrictions of the Purchase and Sale Agreement.

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IN WITNESS WHEREOF, Borrowers and Lender have duly executed and delivered this Amendment No. 5 to Amended and Restated Loan and Security Agreement as of the day and year first above written.

BORROWERS:

INFOLOGIX, INC.

By:	/s/ David T. Gulian
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
David T. Gulian, President

OPT ACQUISITION LLC

By:	InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David Gulian, President

EMBEDDED TECHNOLOGIES, LLC

By:	InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:	/s/ David T. Gulian
David T. Gulian, President

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ K. Nicholas Martitsch

Print Name:	K. Nicholas Martitsch

Title:	Associate General Counsel

Consented to By:

STANLEY BLACK & DECKER, INC.

Signature:	/s/ James Raskin

Print Name:	James Raskin

Title:	Vice President Business Development